Exhibit 99.1

FOR IMMEDIATE RELEASE:

ADVANCED MEDICAL OPTICS: Investor Contact: Sheree Aronson (714) 247-8290 sheree.aronson@amo-inc.com	VISX INCORPORATED: Investor/Media Contact: Jackie Cossmon (408) 773-7435 ir@visx.com
Media Contact: Steve Chesterman (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS, INC. AND VISX, INCORPORATED

UPDATE TIMELINE ON EXPECTED MERGER COMPLETION

(SANTA ANA, CA & SANTA CLARA, CA), February 15, 2005 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO] and VISX, Incorporated (VISX) [NYSE: EYE] today announced that they now expect to complete their proposed merger during the second quarter of 2005. Earlier the companies had indicated they were working to complete the merger during the first quarter of 2005. The companies are awaiting the completion of their respective year-end audited financial statements, which are now required to be included in their joint proxy statement/prospectus under applicable securities laws, prior to scheduling their respective stockholder meetings and mailing the joint proxy statement/prospectus to their stockholders.

About Advanced Medical Optics, Inc.

Advanced Medical Optics, Inc. is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include intraocular lenses, phacoemulsification systems, viscoelastics, microkeratomes and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as Phacoflex®, Clariflex®, Array®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar™ technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® and Vitrax® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the contact lens care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 2,800 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

About VISX, Incorporated

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. The Company was founded in 1988 and received FDA approval for its first laser vision correction product in 1996. VISX holds over 200 patents worldwide and has licensed its technology to Alcon, Bausch & Lomb, LaserSight, Nidek, Schwind, Zeiss-Meditec, and WaveLight Technologies.

VISX recently introduced the CustomVue™ procedure, a significant advancement in laser vision correction that enables customized corrections based on a comprehensive diagnostic measurement of the optical errors in the eye. Clinical trial results show that the CustomVue™ procedure has the potential to improve vision beyond the correction possible with contacts and glasses.

In the United States alone there are 50 to 60 million eligible laser vision correction candidates who experience some form of nearsightedness, farsightedness, or astigmatism. VISX has a current effort underway to treat presbyopia, the condition that requires reading glasses with age, due to loss of accommodation for close work. Additional information on VISX can be found on the worldwide web at www.visx.com.

Additional Information and Where You Can Find It

On December 6, 2004, AMO filed a Registration Statement on Form S-4, the most recent amendment to which was filed on February 14, 2005, with the SEC that includes a joint proxy statement/prospectus of VISX and AMO and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of VISX and AMO. Investors and security holders of VISX and AMO are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about VISX, AMO and the proposed transaction. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by VISX or AMO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by VISX by contacting VISX Investor Relations at ir@visx.com or via telephone at (408) 773-7435. Investors and security holders may obtain free copies of the documents filed with the SEC by AMO at www.amo-inc.com or via telephone at (714) 247-8348. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

VISX and AMO and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VISX and AMO in favor of the proposed transaction. Information about the directors and executive officers of VISX and AMO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of AMO and VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements relating to the timing of completion of the merger, are based on information available to AMO and VISX as of the date hereof. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed, costs and litigation associated with the merger, the failure to obtain the approval of each company’s stockholders, the inability to obtain, or meet conditions imposed for, applicable tax requirements relating to the merger, the failure of either party to meet the closing conditions set forth in the definitive agreement, the ability to retain key personnel before the merger, each company’s ability to successfully execute its business strategies, the extent and timing of regulatory approvals, and the extent and timing of market acceptance of new products or product indications, manufacturing, litigation, the procurement, maintenance, enforcement and defense of patents and proprietary rights, competitive conditions in the industry, business cycles affecting the markets in which any products may be sold, fluctuations in foreign exchange rates and interest rates, and economic conditions generally or in various geographic areas, including those set forth in AMO’s and VISX’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and their respective Current Reports on Form 8-K and other SEC filings. AMO and VISX are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events, or otherwise.

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